Exhibit 10.10

To:

Board of Directors of Beijing YIMUTIAN Network Technology Co., Ltd.,

Beijing YIMUTIAN Network Technology Co., Ltd. (“WFOE”),

Beijing Yimutian Xinnong Network Co., Ltd.(“VIE Co”), and

[Name of Shareholder]

Spousal Consent Letter

I, [Name of Spouse of the Shareholder] (citizen of the People’s Republic of China, with ID card number of ***), am the legal spouse of [Name of Shareholder] (citizen of the People’s Republic of China, with ID card number of ***). I hereby acknowledge, and unconditionally and irrevocably agree to, the execution of the following documents by my spouse and/or the VIE Co directly held by my spouse, and agree to my spouse’s disposition of the equity of VIE Co held by my spouse and any interests attached thereto in accordance with the provisions of the VIE Agreements:

1.	the Exclusive Business Cooperation Agreement entered into by VIE Co and the WFOE on October 18, 2023;

2.	the Exclusive Option Agreement entered into by [Name of Shareholder], the WFOE, VIE Co and other parties thereto on October 18, 2023;

3.	the Equity Pledge Agreement entered into by [Name of Shareholder], the WFOE, VIE Co and other parties thereto on October 18, 2023;

4.	the Power of Attorney issued by [Name of Shareholder] to the WFOE on October 18, 2023;

5.	the Letter of Confirmation and Undertakings signed by [Name of Shareholder] on October 18, 2023;

6.	Any modification, variation and/or supplementary agreement entered into by the Parties from time to time in connection with the documents mentioned in Paragraphs 1-5 above (the documents mentioned in Paragraphs 1-6 are hereinafter collectively referred to as the “VIE Agreements”).

I acknowledge and agree that the present and future equity of VIE Co held by my spouse and any rights and interests attached thereto are the personal property of my spouse and do not constitute the community property of me and my spouse, and my spouse is entitled to deal with such equity and any rights and interests attached thereto independently. I hereby unconditionally and irrevocably waive any right or interest in the equity and the corresponding assets that may be granted to me by any applicable law, and undertake not to make any claim in respect of the equity and the corresponding assets, including the claim that the equity and the corresponding assets constitute the community property of me and my spouse, to participate in the day-to-day management and voting of the VIE Co or to influence in any way the decisions of my spouse with respect to the equity and any interests attached thereto on the basis of such claims. I further acknowledge that my spouse is entitled to enjoy and perform his/her rights and obligations under the VIE Agreements independently, and that my spouse’s performance, further modification or termination of the VIE Agreements or execution of other documents to replace the VIE Agreements is not subject to my authorization or consent.

I undertake that I will execute all necessary documents and take all necessary actions to ensure due performance of the VIE Agreements (as amended from time to time).

I agree and undertake that I will not at any time act in conflict with the arrangements under the VIE Agreements or this Spousal Consent Letter. If, for any reason, I acquire any equity in the VIE Co and any interest attached thereto, I shall be bound by the VIE Agreements (as amended from time to time) and fulfill my obligations as a shareholder of VIE Co under the VIE Agreements (as amended from time to time), and to this end, if requested by the WFOE, I shall execute a series of written documents in substantially the same form and content as the VIE Agreements (as amended from time to time).

I further acknowledge, undertake and warrant that under any circumstances, including but not limited to, in the event of my divorce with my spouse, my spouse shall have the right to deal with the equity held by him/her in VIE Co and the corresponding assets independently, and I shall not take any action that may affect or hinder the performance of the obligations undertaken by my spouse under the VIE Agreements, including but not limited to make claim over the equity held by him/her in VIE Co and the rights acquired through VIE arrangements.

In case of any disputes arising out of or in connection with the execution of this Spousal Consent Letter, either I or the interested party(ies), if any, shall have the right to submit it to Beijing Arbitration Commission for arbitration in Beijing in accordance with its current arbitration procedures and rules. The arbitral tribunal shall be composed of three arbitrators, who shall be appointed in accordance with the arbitration rules. The claimant and the respondent shall each have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the first two arbitrators through consultation or by the Beijing Arbitration Commission. The arbitration shall be conducted in Chinese and confidentially. The arbitral award shall be final and binding upon all Parties. Where appropriate, the arbitral tribunal or the arbitrators may, in accordance with applicable Chinese Laws, make remedial rulings on the equity in VIE Co, including restricting the conduct of business, restricting or prohibiting the transfer or sale of equity or assets or winding up of the Parties. In addition, during the composition of the arbitral tribunal, either I or the interested party(ies) shall have the right to apply for interim relief measures to any tribunal with any jurisdiction (including those in the Chinese mainland, Hong Kong and the Cayman Islands). During the arbitration period, this Spousal Consent Letter shall remain in force, except for the part in dispute between me and the interested party(ies) and which is in arbitration.

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(Signature page only)

Signature:	/s/ [Name of Spouse of the Shareholder]	October 18, 2023
Name:	[Name of Spouse of the Shareholder]

[Name of Shareholder] and Beijing Yimutian Xinnong Network Co., Ltd. hereby agree and accept this Spousal Consent Letter.

Signature:	/s/ [Name of Shareholder]
Name:	[Name of Shareholder]

Beijing Yimutian Xinnong Network Co., Ltd. (seal)

Affix seal

Signature:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

Beijing YIMUTIAN Network Technology Co., Ltd. hereby agrees and accepts this Spousal Consent Letter.

Beijing YIMUTIAN Network Technology Co., Ltd. (seal)

Signature:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

Schedule of Material Differences

One or more persons executed spousal consent letters using this form. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Spouse of the Shareholder	Name of Shareholder
1.	Liu Li	Deng Jinhong
2.	Zhang Ye	Ji Jiefang
3.	Shen Huilan	Liu Zhijia
4.	Wang Yan	Song Bailin
5.	Fang Bei	Gao Haiyan
6.	Xiang Zheping	Liu Min